                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            Applied Materials, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

         Registrant

     (4)  Date Filed:

         January 30, 1996

                         [APPLIED MATERIALS LETTERHEAD]


January 30, 1996


Dear Applied Materials Stockholder:

We cordially invite you to attend Applied Materials' 1996 Annual Meeting of Stockholders, which will be held in the Augustine Conference Center, Applied Materials, Inc., Building 7, 2727 Augustine Drive, Santa Clara, California on Thursday, March 14, 1996 at 3:00 p.m. At the meeting, the stockholders will elect ten directors and vote on a proposal to amend the Certificate of Incorporation to increase the number of shares of Common Stock authorized to be issued from 200,000,000 to 500,000,000.

The need for amending the Certificate of Incorporation has arisen because the 100% stock dividend distributed in October depleted the pool of authorized but unissued shares of Common Stock by approximately 90,000,000 shares. Currently, approximately 180,000,000 shares are outstanding and approximately 28,000,000 shares are reserved for issuance under the Company's various employee benefit plans. The approximately 208,000,000 shares outstanding or reserved for issuance therefore exceeds the 200,000,000 shares currently authorized by the Company's Certificate of Incorporation. In addition, the Board of Directors considers it advisable to have the ability to issue shares in the future for additional stock dividends (if any), public offerings (if any) or other corporate purposes. If the proposed amendment is approved, the resulting number of authorized, unissued and unreserved shares would, for example, permit the Board of Directors to declare an additional 100% stock dividend without another amendment to the Certificate of Incorporation. Although no such action is currently being contemplated, the Board of Directors believes such flexibility to be in the best interest of the Company and its stockholders.

I urge you to review the proxy materials carefully, to vote FOR the director nominees and to vote FOR the proposal to authorize additional shares.

Sincerely,

/s/ James C. Morgan
---------------------
James C. Morgan

                            APPLIED MATERIALS, INC.
                               3050 BOWERS AVENUE
                         SANTA CLARA, CALIFORNIA 95054

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            THURSDAY, MARCH 14, 1996
                                   3:00 P.M.

To the Stockholders:

     The Annual Meeting of Stockholders of Applied Materials, Inc. will be held in the Augustine Conference Center, Applied Materials, Inc., Building 7, 2727 Augustine Drive, Santa Clara, California on Thursday, March 14, 1996 at 3:00 p.m. for the following reasons:

     1. To elect ten directors to serve for a one-year term and until their successors have been elected.

     2. To approve the amendment of the Company's Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance thereunder to 500,000,000.

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only stockholders of record at the close of business on Friday, January 19, 1996 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          DONALD A. SLICHTER
                                          Secretary

Santa Clara, California
January 30, 1996

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

                            APPLIED MATERIALS, INC.
                               3050 BOWERS AVENUE
                         SANTA CLARA, CALIFORNIA 95054

                                PROXY STATEMENT

     The accompanying proxy is solicited on behalf of the Board of Directors of Applied Materials, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held at 3:00 p.m. on March 14, 1996, and at any adjournment or postponement thereof (the "Annual Meeting" or "Meeting"), for the reasons set forth in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on January 19, 1996 are entitled to notice of and to vote at the Annual Meeting. On that date, the Company had outstanding 179,220,532 shares of Common Stock. Holders of Common Stock are entitled to one vote for each share held. All information contained herein with respect to numbers and prices of shares gives effect to a two-for-one stock split in the form of a 100% stock dividend distributed October 12, 1995.

     If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the ten directors proposed by the Board unless the authority to vote for the election of directors (or for any one or more nominees) is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of the amendment of the Company's Certificate of Incorporation. Any stockholder signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to or at the Meeting. A proxy may be revoked by a writing delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy or by attendance at the Meeting and voting in person. Votes will be tabulated by the inspector of elections of the Meeting and results will be announced by the inspector of elections at the conclusion of the Meeting.

     A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum. If a quorum is present, (i) a plurality vote of the shares present, in person or by proxy, at the Meeting and entitled to vote is required for the election of directors, and (ii) the affirmative vote of the majority of the shares outstanding is required for approval of the amendment of the Company's Certificate of Incorporation. Abstentions are considered shares present and entitled to vote, and therefore have the same legal effect as a vote against a matter presented at the Meeting. Any shares held in street name for which the broker or nominee receives no instructions from the beneficial owner, and as to which such broker or nominee does not have discretionary voting authority under applicable New York Stock Exchange rules, will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes.

     The expense of soliciting proxies in the enclosed form will be paid by the Company. Following the original mailing of the proxies and soliciting materials, employees of the Company may solicit proxies by mail, telephone, facsimile transmission and personal interviews. The Company will request brokers, custodians, nominees and other record holders to forward copies of the proxies and soliciting materials to persons for whom they hold shares of the Company's Common Stock and to request authority for the exercise of proxies; in such cases, the Company will reimburse such holders for their reasonable expenses. Proxies will also be solicited on behalf of management by the firm of Skinner & Co., whose fee ($3,500) and expenses (estimated to be $6,000) will be borne by the Company.

     This Proxy Statement was first mailed to stockholders on or about January 30, 1996.

                        ITEM 1 -- ELECTION OF DIRECTORS

NOMINEES

     At the Annual Meeting of Stockholders, a Board of ten directors will be elected, each to hold office until his successor is elected and qualified, or until his death, resignation or removal. Shares represented by the accompanying proxy will be voted for the election of the ten nominees recommended by the Board of Directors, who are named in the following table, unless the proxy is marked in such a manner as to withhold authority so to vote. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the Meeting and entitled to vote on the election of directors. All of the nominees were elected directors by a vote of the stockholders at the last Annual Meeting of Stockholders which was held on March 14, 1995. The Company has no reason to believe that the nominees for election will not be available to serve their prescribed terms. However, if any nominee for any reason is unable to serve or will not serve, the proxy may be voted for such substitute nominee as the persons appointed in the proxy may in their discretion determine.

     The following table sets forth certain information concerning the nominees which is based on data furnished by them:

                                                                                          DIRECTOR
         NAME OF NOMINEE           AGE                 PRINCIPAL OCCUPATION                SINCE
---------------------------------  ---    ----------------------------------------------  --------
James C. Morgan..................  57     Chairman of the Board and Chief Executive         1977
                                          Officer of the Company
James W. Bagley..................  57     Vice-Chairman of the Board of the Company         1987
Dan Maydan.......................  60     President of the Company and Co-Chairman of       1992
                                          Applied Komatsu Technology, Inc.
Michael H. Armacost*.............  58     President of The Brookings Institution            1993
Herbert M. Dwight, Jr.**.........  65     President, Chairman and Chief Executive           1981
                                          Officer of Optical Coating Laboratory, Inc.
George B. Farnsworth**...........  72     Former Senior Vice President and Group            1974
                                          Executive, Aerospace Business Group, of
                                          General Electric Co.
Philip V. Gerdine*...............  56     Executive Director (Overseas Acquisitions) of     1976
                                          Siemens AG
Tsuyoshi Kawanishi...............  66     Senior Adviser to Toshiba Corporation             1994
Paul R. Low*.....................  62     Chief Executive Officer of P.R.L. Associates      1992
Alfred J. Stein**................  63     Chairman and Chief Executive Officer of VLSI      1981
                                          Technology, Inc.

---------------
 * Member of Audit Committee

** Member of Stock Option and Compensation Committee

     There is no family relationship between any of the foregoing nominees or between any of such nominees and any of the Company's executive officers. The Company's executive officers serve at the discretion of the Board of Directors.

     James C. Morgan has been Chairman of the Board of the Company since 1987 and Chief Executive Officer of the Company since February 1977.

     James W. Bagley has been Vice-Chairman of the Board of the Company since December 1993. From December 1987 to December 1993, he was President of the Company. From December 1987 through October 1995, he was Chief Operating Officer of the Company. Mr. Bagley is a director of Kulicke and Soffa Industries, Inc. and Tencor Instruments.

     Dan Maydan has been President of the Company since December 1993 and a Chairman of Applied Komatsu Technology, Inc. (formerly Applied Display Technology, Inc.) since December 1991. From 1990 to

December 1993, he was Executive Vice President of the Company. During 1989 and 1990, Dr. Maydan was a Group Vice President of the Company. Dr. Maydan is a director of Opal, Inc.

     Michael H. Armacost has been President of The Brookings Institution, a nonpartisan public policy research organization, since October 1995. From September 1993 through September 1995, he was a Distinguished Senior Fellow and Visiting Professor at the Asia/Pacific Research Center, Stanford University. From 1989 to 1993, he was the U.S. Ambassador to Japan. Mr. Armacost is a director of TRW, Inc. and AFLAC Incorporated.

     Herbert M. Dwight, Jr. has been President, Chairman and Chief Executive Officer of Optical Coating Laboratory, Inc., a manufacturer of optical thin films and components, since August 1991. From 1988 through 1991, Mr. Dwight was President and Chief Executive Officer of Superconductor Technologies, Inc., a high temperature superconductor research and development company. Mr. Dwight is a director of Applied Magnetics Corporation and Trans Ocean Ltd.

     George B. Farnsworth has been retired since January 1986. From September 1981 through January 1986, he was Senior Vice President and Group Executive, Aerospace Business Group, of General Electric Co.

     Philip V. Gerdine has been Executive Director (Overseas Acquisitions) of Siemens AG, Munich, Germany, a manufacturer of electrical and electronic products, since October 1990.

     Tsuyoshi Kawanishi has been Senior Adviser to Toshiba Corporation, a manufacturer of electrical and electronic products, since June 1994. From June 1990 to June 1994, he was Senior Executive Vice President and a member of the Board of Directors of Toshiba Corporation.

     Paul R. Low has been Chief Executive Officer of P.R.L. Associates, a consulting firm, since July 1992. From July 1990 to July 1992, Dr. Low was a Vice President, and General Manager of Technical Products, of International Business Machines Corporation. Dr. Low is a director of Network Computing Devices, Inc., Number Nine Visual Technology Corporation, Solectron Corporation and Veeco Instruments Inc.

     Alfred J. Stein has been Chairman and Chief Executive Officer of VLSI Technology, Inc., a manufacturer of semiconductor devices, since March 1982. Mr. Stein is a director of Tandy Corporation.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors met six times during fiscal 1995. Standing committees of the Board include an Audit Committee, which met three times during such fiscal year, and a Stock Option and Compensation Committee, which met seven times during such fiscal year. There is no nominating committee. However, potential nominees are interviewed by outside directors, who submit their recommendations to the Board.

     The Audit Committee is comprised of Messrs. Gerdine (Chairman), Low and Armacost. Messrs. Farnsworth, Kawanishi and Stein are alternate members. All members and alternate members are non-employee directors. Pursuant to the Audit Committee Charter, the Committee addresses on a regular basis matters which include, among other things, (1) making recommendations to the Board of Directors regarding engagement of independent auditors, (2) reviewing with Company financial management the plans for and results of the independent audit engagement, (3) reviewing the adequacy of the Company's system of internal accounting controls, (4) monitoring the Company's internal audit program to assure that areas of potential risk are adequately covered, and (5) reviewing legal and regulatory matters that may have a material impact on the Company's financial statements.

     The Stock Option and Compensation Committee is comprised of Messrs. Dwight (Chairman), Farnsworth and Stein. Messrs. Armacost, Gerdine and Low are alternate members. All members and alternate members are non-employee directors. The Committee's primary functions are to determine remuneration policies applicable to the Company's executive officers and to determine the bases of the compensation of the Chief Executive Officer, including the factors and criteria on which such compensation is to be based. The Committee also administers the Company's 1995 Equity Incentive Plan and Senior Executive Bonus Plan.

     Except as described below, no incumbent director during fiscal 1995 attended fewer than seventy-five percent (75%) of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which he has been a director) and (2) the total number of meetings held by all committees of the Board on which he served (during the periods that he served). Michael H. Armacost attended seventy-one percent (71%) of the aggregate of such meetings.

COMPENSATION OF DIRECTORS

     Directors who are officers of the Company do not receive any additional compensation for their services as a director. Directors who are not officers of the Company each receive a quarterly retainer of $3,000, a fee of $2,000 for each Board meeting attended and a fee of $500 for each committee meeting attended if the committee meets on a day other than the day the Board meets. Mr. Kawanishi receives an additional $1,200 for each Board meeting. Directors are reimbursed for out-of-pocket costs incurred in connection with attending meetings, and directors who are not residents of California are reimbursed for the costs of preparing California tax returns. Mr. Kawanishi is also reimbursed for the costs of preparing a U.S. federal tax return.

     Directors who are not officers of the Company participate in one compensation plan, the 1995 Equity Incentive Plan (the "1995 Plan"), which was approved by the Company's stockholders at the 1995 Annual Meeting of Stockholders. Under the 1995 Plan, options to purchase 20,000 shares of the Company's Common Stock are automatically granted to each non-employee director on the date such director is for the first time elected or appointed to the Board of Directors. Thereafter, each such director is automatically granted options to purchase 6,000 shares on the last business day of each fiscal year, provided that such automatic option grants are made only if the director was on the Board of Directors for the entire fiscal year then ending (including the last business day of the fiscal year) and was not an employee of the Company or any affiliate for any part of the fiscal year then ending. The exercise price for all options granted under the 1995 Plan is 100% of the fair market value of the shares on the grant date and all options become exercisable over a four-year period. The options expire no later than five years after the date of grant (up to six years in the event of the director's death).

                                   MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table contains certain information regarding beneficial ownership of the Company's Common Stock as of November 1, 1995 by (i) each person which is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors, (iii) the Chief Executive Officer and each of the Company's four other most highly compensated executive officers (the five officers shall be referred to as the "Named Executive Officers"), and (iv) all directors and executive officers as a group:

                                                                       SHARES BENEFICIALLY
                                                                              OWNED
                                                                      ----------------------
                DIRECTORS, OFFICERS AND 5% STOCKHOLDERS                 NUMBER       PERCENT
    ----------------------------------------------------------------  ----------     -------
    PRINCIPAL STOCKHOLDERS:
    FMR Corp.
      82 Devonshire St.
      Boston, MA 02109..............................................  16,363,586(1)    9.13%
    Investors Research Corporation
      4500 Main Street
      Kansas City, MO 64141.........................................  10,560,000(2)    5.89%
    NON-EMPLOYEE DIRECTORS:
    Michael H. Armacost.............................................      14,000(3)       *
    Herbert M. Dwight, Jr...........................................     131,492(4)       *
    George B. Farnsworth............................................     159,000(5)       *
    Philip V. Gerdine...............................................      81,000(6)       *
    Tsuyoshi Kawanishi..............................................      12,000(7)       *
    Paul R. Low.....................................................      21,000(8)       *
    Alfred J. Stein.................................................      45,000(9)       *
    NAMED EXECUTIVE OFFICERS:
    James C. Morgan.................................................     695,211          *
    James W. Bagley.................................................     301,962(10)      *
    Dan Maydan......................................................     253,532          *
    Sasson Somekh...................................................     423,052(11)      *
    David N.K. Wang.................................................     316,571(12)      *
    ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (14 PERSONS)....   2,604,060(13)   1.45%

---------------
* Less than 1%

 (1) This number includes 15,780,626 shares beneficially owned by Fidelity Management & Research Company, as a result of its serving as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to certain other funds which are generally offered to limited groups of investors; 582,960 shares beneficially owned by Fidelity Management Trust Company, as a result of its serving as trustee or managing agent for various private investment accounts (primarily employee benefit plans) and also serving as investment advisor to certain other funds which are generally offered to limited groups of investors. FMR Corp. has sole voting power with respect to 266,640 shares and sole dispositive power with respect to 16,363,586 shares.

 (2) Twentieth Century Investors, Inc. ("TCI") is a registered investment company. Its investment advisor is Investors Research Corporation ("IRC"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. IRC is a wholly-owned subsidiary of Twentieth Century Companies, Inc. ("TCC"). Mr. James E. Stowers, Jr. controls TCC by virtue of his ownership of approximately 60% of the voting stock of TCC. As a result of its status as investment advisor to TCI, IRC may be deemed to be the beneficial owner with the sole authority to dispose of and vote the 10,560,000 shares of the Company owned by TCI. TCC, as a result of its control of IRC, and Mr. Stowers, as a result of his control of TCC, may also be deemed to beneficially own all such shares beneficially owned by TCI. Mr. Stowers, TCC and IRC all disclaim beneficial ownership of the shares of the Company held by TCC.

 (3) Includes options to purchase 9,800 shares of Common Stock exercisable by Mr. Armacost within 60 days of November 1, 1995.

 (4) Includes options to purchase 51,000 shares of Common Stock exercisable by Mr. Dwight within 60 days of November 1, 1995.

 (5) Includes options to purchase 51,000 shares of Common Stock exercisable by Mr. Farnsworth within 60 days of November 1, 1995.

 (6) Includes options to purchase 51,000 shares of Common Stock exercisable by Dr. Gerdine within 60 days of November 1, 1995.

 (7) Includes options to purchase 12,000 shares of Common Stock exercisable by Mr. Kawanishi within 60 days of November 1, 1995.

 (8) Includes options to purchase 21,000 shares of Common Stock exercisable by Dr. Low within 60 days of November 1, 1995.

 (9) Includes options to purchase 45,000 shares of Common Stock exercisable by Mr. Stein within 60 days of November 1, 1995.

(10) Includes options to purchase 160,000 shares of Common Stock exercisable by Mr. Bagley within 60 days of November 1, 1995.

(11) Includes options to purchase 80,000 shares of Common Stock exercisable by Dr. Somekh within 60 days of November 1, 1995.

(12) Includes options to purchase 181,150 shares of Common Stock exercisable by Dr. Wang within 60 days of November 1, 1995.

(13) Includes options to purchase 765,950 shares of Common Stock exercisable by directors and executive officers within 60 days of November 1, 1995.

EXECUTIVE COMPENSATION

     The following table contains information concerning compensation paid to the Named Executive Officers for services rendered to the Company and its subsidiaries in all capacities during the last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM COMPENSATION
                                                                              -------------------------------
                                                ANNUAL COMPENSATION                   AWARDS
                                       -------------------------------------  ----------------------  PAYOUTS
                                                                  OTHER       RESTRICTED  SECURITIES  -------        ALL
                                                                 ANNUAL         STOCK     UNDERLYING   LTIP         OTHER
          NAME AND             FISCAL   SALARY     BONUS     COMPENSATION(1)    AWARDS     OPTIONS    PAYOUTS  COMPENSATION(2)
     PRINCIPAL POSITION         YEAR     ($)        ($)            ($)           ($)         (#)        ($)          ($)
-----------------------------  ------  --------  ----------  ---------------  ----------  ----------  -------  ---------------
James C. Morgan..............   1995   $546,033  $1,141,793     $       0         $0        144,000     $ 0        $11,637
  Chairman of the Board and     1994    520,309     763,000             0          0        288,000       0          6,930
  Chief Executive Officer       1993    485,000     388,000       636,572          0              0       0          4,497
James W. Bagley..............   1995    439,160     918,256             0          0        116,000       0         11,398
  Vice-Chairman of              1994    418,448     613,000             0          0        232,000       0          7,392
  the Board                     1993    390,000     312,000             0          0              0       0          4,497
Dan Maydan...................   1995    377,308     788,955             0          0        100,000       0         12,084
  President of the Company      1994    359,520     527,000             0          0        200,000       0          6,930
  and Co-Chairman of            1993    335,000     268,000             0          0              0       0          4,497
  Applied Komatsu
  Technology, Inc.
Sasson Somekh................   1995    272,308     464,063             0          0         56,000       0          4,009
  Senior Vice President,        1994    239,520     251,000             0          0        112,000       0          3,465
  Worldwide Products            1993    214,884     206,400             0          0              0       0          4,497
  Operations
David N.K. Wang..............   1995    272,308     464,063             0          0         56,000       0          4,009
  Senior Vice President,        1994    239,520     251,000             0          0        112,000       0          3,465
  Worldwide Business            1993    214,884     225,800             0          0              0       0          4,497
  Operations

---------------
(1) Represents payments made to Mr. Morgan under the Supplemental Income Plan, which provides supplemental income and death and disability benefits to certain current and former executives designated by the Stock Option and Compensation Committee in 1981. In fiscal 1993, the Committee elected to pay, and the Company paid, to Mr. Morgan a lump sum equal to the discounted present value of all future payments that would have been paid to him under the Plan. The lump sum was paid in lieu of such future payments.

(2) Amounts consist of matching contributions made by the Company under the Employee Savings and Retirement Plan, a "401(k)" plan providing for broad-based employee participation.

     The following table contains information concerning the grant of stock options to the Named Executive Officers during fiscal 1995 under the Company's 1995 Equity Incentive Plan:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                     POTENTIAL REALIZABLE
                                                      INDIVIDUAL GRANTS (1)                                  VALUE
                                   -----------------------------------------------------------      AT ASSUMED ANNUAL RATES
                                   NUMBER OF
                                   SECURITIES      % OF TOTAL                                           OF STOCK PRICE
                                   UNDERLYING       OPTIONS                                              APPRECIATION
                                    OPTIONS        GRANTED TO                                           FOR OPTION TERM
                                    GRANTED       EMPLOYEES IN       EXERCISE       EXPIRATION     -------------------------
              NAME                    (#)         FISCAL YEAR      PRICE ($/SH)        DATE            5%            10%
---------------------------------  ----------     ------------     ------------     ----------     ----------     ----------
James C. Morgan..................    144,000          2.56%           $21.00         12/14/00      $1,028,449     $2,333,200
James W. Bagley..................    116,000          2.06%            21.00         12/14/00         828,473      1,879,523
Dan Maydan.......................    100,000          1.78%            21.00         12/14/00         714,201      1,620,278
Sasson Somekh....................     56,000          0.99%            21.00         12/14/00         399,952        907,356
David N.K. Wang..................     56,000          0.99%            21.00         12/14/00         399,952        907,356

---------------
(1) The options in this table were granted in December 1994 and have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. For each grant, 100% of the options become exercisable on July 15, 1998.

The Company has not in the past granted stock appreciation rights.

     The following table contains information concerning (i) the exercise of options by the Named Executive Officers during fiscal 1995 and (ii) unexercised options held by the Named Executive Officers as of the end of fiscal 1995:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                                     VALUE OF UNEXERCISED
                                                                   NUMBER OF UNEXERCISED             IN-THE-MONEY OPTIONS
                              SHARES                               OPTIONS AT FY-END (#)                 AT FY-END ($)
                             ACQUIRED            VALUE         -----------------------------     -----------------------------
          NAME            ON EXERCISE (#)     REALIZED ($)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
------------------------  ---------------     ------------     -----------     -------------     -----------     -------------
James C. Morgan.........      200,000         $10,631,250              0          432,000        $        0       $13,032,000
James W. Bagley.........            0                   0        160,000          348,000         7,285,000        10,498,000
Dan Maydan..............      192,000          10,351,051              0          300,000                 0         9,050,000
Sasson Somekh...........            0                   0         80,000          168,000         3,642,500         5,068,000
David N.K. Wang.........       98,850           3,012,723        181,150          168,000         8,221,877         5,068,000

REPORT OF THE STOCK OPTION AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     Notwithstanding any statement to the contrary in any of the Company's previous or future filings with the Securities and Exchange Commission, this Report shall not be incorporated by reference into any such filings.

     Compensation Philosophy. The Stock Option and Compensation Committee (the "Committee") has two principal objectives in determining executive compensation policies: (1) to attract, reward and retain key executive talent, and (2) to motivate executive officers to perform to the best of their abilities and to achieve short-term and long-term corporate objectives that will contribute to the overall goal of enhancing stockholder value. In furtherance of these objectives, the Committee has adopted the following overriding policies:

     - The Company will compensate competitively with the practices of other leading companies in related fields;

     - Performance at the corporate, business unit and individual executive officer level will determine a significant portion of compensation;

     - The attainment of realizable but challenging objectives will determine performance-based compensation; and

     - The Company will encourage executive officers to hold substantial, long-term equity stakes in the Company so that the interests of executive officers will coincide with the interests of stockholders -- accordingly, stock or stock options will constitute a significant portion of compensation.

The Committee's specific executive compensation policies discussed below are designed to achieve the Committee's objectives through the implementation of the foregoing policies. In the following discussion, terms such as "generally," "typically" or "approximately" indicate that, while the Committee's analysis is based primarily on quantitative factors, in years with unusually strong or weak financial results the Committee complements its quantitative analysis with a subjective analysis which takes into account efforts expended and non-quantifiable results achieved by the executive. The Committee's compensation decisions in fiscal 1995 reflected the fact that the Company achieved strong results in all geographic markets and across all product lines.

     Elements of Executive Compensation. The elements of the Company's compensation of executive officers are: (1) annual cash compensation in the form of base salary and incentive bonuses, (2) long-term incentive compensation in the form of stock options granted under the Company's 1995 Equity Incentive Plan and (3) other compensation and employee benefits generally available to all employees of the Company, such as health insurance and employer matching contributions under the Company's Employee Savings and Retirement Plan, a "401(k)" plan.

     Total Annual Compensation. Each executive officer's target total annual compensation (i.e. salary plus bonus) is determined after a review of independent survey data regarding similarly situated executives at a group of approximately twenty companies. To construct the survey group, the Company chose companies which are in the electronics industry and either (1) have revenues comparable to the Company's revenues or (2) compete with the Company for executive talent irrespective of revenue. Companies are included in the latter group if their executives have skills and expertise similar to the skills and expertise the Company requires of its executives. The survey group is not identical to the group of companies which comprise the Hambrecht & Quist Semiconductors Index used in the Performance Graph, because it was constructed using criteria different from the criteria used by Hambrecht & Quist. For each executive officer, the Company seeks to establish a total target annual compensation level that is at or close to the median of compensation paid to similarly situated executives at the companies surveyed. This policy serves the Company's objectives of attracting, rewarding and retaining key executive talent.

     Bonuses. The Committee's process for determining annual bonuses is designed to motivate the Company's executive officers to perform to the best of their abilities and to enhance stockholder value through the achievement of corporate objectives. Consequently, the target bonus for an executive is related to his or her potential impact on corporate results, while the percentage of the target bonus received is determined with reference to performance-related parameters.

     The percentages of total target annual compensation allocated to salary and to bonus differ depending on whether the officer is a business unit executive or a staff executive. Given that business unit executives have more control over the performance of their business unit than staff executives have over the multiple business units they support, the target annual compensation of business unit executives has a higher bonus component than the target compensation of staff executives. Generally, target bonuses for business unit executives are on the order of 60-75% of annual salary, while target bonuses for staff executives are on the order of 40-50% of annual salary.

     The percentage of target bonus that a business unit executive (other than Mr. Morgan, Mr. Bagley and Dr. Maydan) receives depends on performance in three categories: profitability, market share growth and customer satisfaction. The weighting of the three categories differs among business units depending on the maturity of the unit. Within each category are several parameters which are weighted roughly equally. For example, if there are three parameters in the customer satisfaction category, the weightings within such category might be 30%, 30%, and 40%. The parameters in the profitability category consist of business unit earnings per share and business unit return on assets.

     The percentage of target bonus that a staff executive receives is a function of both corporate earnings per share performance and the performance of the individual and his or her business unit measured against three to five specific management-by-objective ("MBO") goals. These MBOs prescribe targeted achievements relating to the executive's and his or her unit's support of the Company's business units. Typically, the earnings per share parameter and the MBO parameter are of roughly equal weight. Within the MBO parameter, the specific goals are given different weights depending upon the individual. Examples of typical MBO goals might include controlling spending to budget, implementation of quality improvement processes, development of employees, return on invested corporate funds and internal customer satisfaction.

     For business unit and staff executive officers, the actual targets for all parameters are set from year to year at levels that take into account general business conditions and Company strategies for the year. The Committee approves
(1) the specific performance targets for Mr. Morgan, Mr. Bagley and Dr. Maydan and (2) the philosophy behind the determination of the performance targets for the other executive officers. At the end of the fiscal year, the Committee determines, after discussions with Company management, whether each executive officer has met, exceeded or fallen below these targets.

     Bonuses paid to Mr. Morgan, Mr. Bagley and Dr. Maydan for fiscal 1995 were determined pursuant to the Company's Senior Executive Bonus Plan (the "Bonus Plan"). Bonuses under the Bonus Plan are paid only for the achievement of performance goals that have been set in advance by the Committee. Under the Bonus Plan, the performance goals applicable to an eligible executive for any fiscal year require a targeted level of achievement using one or more of the following measures: (1) annual revenue, (2) controllable profits, (3) customer satisfaction MBOs, (4) earnings per share, (5) individual MBOs, (6) net income,
(7) new orders, (8) pro forma net income, (9) return on designated assets, and
(10) return on sales. Each of these measures is defined in the Bonus Plan. For fiscal 1995, the performance goal applicable to Mr. Morgan, Mr. Bagley and Dr. Maydan combined two equally weighted factors: annual revenue growth and return on sales (i.e. net profit as a percentage of sales).

     Stock Options. The Committee believes that the use of stock options as long-term compensation serves to motivate executive officers to maximize stockholder value and to remain in the Company's employ. The number of options granted to each executive is determined by the Committee, in its discretion. In making its determination, the Committee considers the executive's position at the Company, his or her individual performance, the number of options held by the executive (if any) and other factors, including an analysis of the estimated amount potentially realizable from the options. This analysis takes into account: (1) a target compensation amount equal to a specified percentage of salary earned in the year of grant, (2) an assumed rate of appreciation in the Company stock price, and (3) the number of options which, given the assumed appreciation rate, would enable the executive to receive (net of the exercise price) the target amount upon the exercise of the options on the first date that all the options are exercisable.

     Compensation of Chief Executive Officer. The Committee applies the foregoing principles and policies in determining the compensation of Mr. Morgan, the Company's Chief Executive Officer.

     During fiscal 1995, Mr. Morgan received a salary of $546,033. In addition, as described above, Mr. Morgan was eligible to receive a bonus under the Bonus Plan. The Committee believes that Mr. Morgan, as Chief Executive Officer, significantly and directly influences the Company's overall performance. Accordingly, the Committee set Mr. Morgan's fiscal 1995 target bonus at 75% of his annual salary. The actual bonus payable to Mr. Morgan was determined in accordance with a formula set by the Committee prior to fiscal 1995, pursuant to which (1) the Company's fiscal 1995 revenue growth and return on sales are compared to pre-established performance goals based on such measures and (2) Mr. Morgan's actual bonus, relative to his target bonus, is increased or decreased according to the extent to which the Company exceeded or fell short of such performance goals. Actual performance for fiscal 1995 significantly exceeded the performance goals. Accordingly, Mr. Morgan was paid a cash bonus of $1,141,793, which equals 209% of his fiscal 1995 salary.

     Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers. The Company generally may deduct compensation paid to such an officer only if the compensation does not exceed $1 million during any fiscal year or is "performance-based" as defined in section 162(m). The Committee's current policy is to seek a tax deduction for all of the Company's executive compensation, to the extent consistent with the best interests of the Company. To this end, the Company adopted the 1995 Equity Incentive Plan and the Bonus Plan with the intent that compensation paid under those Plans could be "performance-based" and thus fully tax deductible to the Company.

                                          Herbert M. Dwight, Jr.
                                          George B. Farnsworth
                                          Alfred J. Stein

COMPANY STOCK PERFORMANCE

     The following graph shows a five-year comparison of cumulative total return for the Company's stock, the Standard & Poor's 500 Composite Index and the Hambrecht & Quist Semiconductors Index, which is a published industry index. The Hambrecht & Quist Semiconductors Index contains approximately 21 companies in the semiconductor and semiconductor equipment industries. Notwithstanding any statement to the contrary in any of the Company's previous or future filings with the Securities and Exchange Commission, the graph shall not be incorporated by reference into any such filings.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                   AMONG APPLIED MATERIALS, THE S&P 500 INDEX
                 AND THE HAMBRECHT & QUIST SEMICONDUCTORS INDEX

      MEASUREMENT PERIOD          APPLIED                       H&Q SEMI-
    (FISCAL YEAR COVERED)        MATERIALS      S&P 500        CONDUCTORS
            10/90                   100           100             100
            10/91                   139           133             147
            10/92                   337           147             215
            10/93                   720           169             373
            10/94                 1,189           175             475
            10/95                 2,291           222             836

* $100 INVESTED ON 10/31/89 IN STOCK OR INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS. PRICES AS OF LAST TRADING DAY IN OCTOBER.

EMPLOYMENT CONTRACT

     On August 15, 1995, the Company entered into an employment agreement with James W. Bagley, its Vice Chairman and Chief Operating Officer. Pursuant to the terms of the agreement, Mr. Bagley agreed to continue to serve as Chief Operating Officer through the end of fiscal 1995, and to serve as advisor to the Board and its Chairman on business, management and performance issues through July 31, 1996. Mr. Bagley's salary is set at his fiscal 1995 level and bonuses payable to Mr. Bagley for fiscal 1995 and 1996 will be calculated using the same formula and parameters as pertain to the other members of the Office of the Chief Executive Officer (i.e., Messrs. Morgan and Maydan). For the term of the employment agreement, the Board of Directors has agreed to nominate Mr. Bagley for election to the Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1995, Herbert M. Dwight, Jr., George B. Farnsworth, and Alfred J. Stein served as members of the Stock Option and Compensation Committee. None of the Stock Option and Compensation Committee members or Named Executive Officers have any relationships which must be disclosed under this caption.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and holders of more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such officers, directors and 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Except as stated below, based solely on its review of such forms that it received, or written representations from reporting persons that no Form 5s were required for such persons, the Company believes that, during fiscal 1995, all
Section 16(a) filing requirements were satisfied on a timely basis. In fiscal 1995, Mr. Dwight filed late one Form 4 reporting one transaction.

LOANS TO MANAGEMENT

     Dan Maydan is Co-Chairman of Applied Komatsu Technology, Inc. ("AKT"), a joint venture 50% owned by the Company and 50% owned by Komatsu Ltd., a Japanese corporation. Pursuant to the AKT Executive Incentive Stock Purchase Plan, in fiscal 1994 the Company loaned Dr. Maydan $185,500 to purchase shares of nonvoting convertible preferred stock of AKT. The terms of the loan call for interest at the rate of 7.16% to be paid on an annual basis, with a balloon principal payment to be paid January 31, 2004. Unpaid interest is added to the principal balance upon which interest is calculated. The loan is secured by the shares purchased. As of November 1, 1995, the outstanding principal amount of the loan was $205,209, which was the largest principal amount of such loan outstanding during fiscal 1995.

                   ITEM 2 -- AMENDMENT OF THE CERTIFICATE OF
               INCORPORATION TO AUTHORIZE ADDITIONAL COMMON STOCK

     Article FIFTH of the Certificate of Incorporation presently authorizes the issuance of up to 200,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share. The authorized Common Stock is all of a single class and with equal voting, distribution, liquidation and other rights.

     A 100% stock dividend distributed on October 12, 1995 depleted the pool of authorized but unissued shares of Common Stock by 89,614,721 shares. As of November 1, 1995, 179,279,936 shares were outstanding and 27,422,568 shares were reserved for issuance under the Company's various employee benefit plans. The resulting 206,702,504 shares outstanding or reserved for issuance therefore exceeds the 200,000,000 shares currently authorized by the Company's Certificate of Incorporation. In addition, the Board of Directors considers it advisable to have the ability to issue shares for additional stock dividends (if any), public offerings

(if any) or other corporate purposes. Therefore, the Board deems it to be in the best interest of the Company to amend Article FIFTH of the Certificate of Incorporation to authorize the issuance of up to 500,000,000 shares of Common Stock. If the proposed amendment is approved, the approximate number of authorized, unissued and unreserved shares will be 293,297,496. Although no such action is currently being contemplated, this number of authorized, unissued and unreserved shares would permit the Board of Directors to declare another 100% stock dividend without necessitating another amendment to the Certificate of Incorporation.

     If this amendment is adopted, the additional shares of Common Stock may be issued by direction of the Board of Directors at such times, in such amounts and upon such terms as the Board of Directors may determine, without further approval of the stockholders unless, in any instance, such approval is expressly required by regulatory agencies or otherwise. Stockholders of the Company have no preemptive rights to purchase additional shares. The adoption of the amendment will not of itself cause any change in the capital accounts of the Company. However, the issuance of additional shares of Common Stock could dilute the existing stockholders' equity interest in the Company.

     Approval of the proposed amendment requires the affirmative votes of the holders of a majority of the outstanding Company shares.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION.

(LOGO)  This Proxy Statement was printed on recycled paper.

PROXY                                                                   PROXY

                            APPLIED MATERIALS, INC.

          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MARCH 14, 1996. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The undersigned hereby appoints James C. Morgan and Donald A. Slichter, or either of them, each with full power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of Applied Materials, Inc., to be held on Tuesday, March 14, 1996, at 3:00 p.m. and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following:

                 (Continued and to be signed on reverse side.)




                             APPLIED MATERIALS, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/

[                                                                             ]
   The Board of Directors recommends a vote FOR each of the listed proposals.

1. ELECTION OF DIRECTORS                                                For All
   M. Armacost, J. Bagley, H. Dwight, G. Farnsworth,      For  Against  Except
   P. Gerdine, T. Kawaniahi, P. Low, D. Maydan,           / /    / /      / /
   J. Morgan, A. Stein

   INSTRUCTION: To withhold authority to vote for any individual Nominee, write that Nominee's name in the space provided below.
   ____________________________________________________________________________

   ____________________________________________________________________________

2. To approve the amendment of the Company's Certificate  For  Against  Abstain
   of Incorporation to increase the number of shares of   / /    / /      / /
   Common Stock authorized for issuance thereunder to 500,000,000.

3. In their discretion, upon any and all such other       For  Against  Abstain
   matters as may properly come before the meeting or     / /    / /      / /
   any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE TEN NOMINEES FOR ELECTION AND FOR PROPOSAL 2. (Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

Dated: ___________________________________________, 1996

________________________________________________________
Signature

STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.